Exhibit 10.2

VERANO HOLDINGS, LLC

PROMISSORY NOTE

$26,700,000.00	August 21, 2024

FOR VALUE RECEIVED, Verano Holdings, LLC, a Delaware limited liability company (“Buyer”), promises to pay to the Members party hereto (the “Members”), each in accordance with their respective Pro Rata Shares, in lawful money of the United States of America, the aggregate principal sum of $26,700,000.00 (which amount shall be adjusted in accordance with Section 2.4 of the Purchase Agreement (as defined below), together with all accrued and unpaid interest thereon, as provided herein. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the two-year anniversary of the date hereof (the “Maturity Date”).

This Promissory Note (this “Promissory Note”) is issued pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”), dated as of July 29, 2024 by and among Buyer, Verano Holdings Corp., a British Columbia corporation (“Parent”), Columbia Care Eastern Virginia LLC, a Virginia limited liability company, the Members, and The Cannabist Company Holdings Inc., a British Columbia corporation (“Cannabist”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

The following is a statement of the rights of the Members and Buyer and the conditions to which this Promissory Note is subject, and to which the Members and Buyer agree:

1. Interest. Interest shall accrue with respect to the principal amount loaned hereunder, subject to the reduction of principal pursuant to Section 2 below, from the date hereof until such principal is fully paid, at 7% per annum (computed on the basis of the actual number of days elapsed in a 365-day year) (the “Interest”).

2. Payment; Principal Reduction.

(a) All unpaid principal, together with any then unpaid and accrued Interest, shall be due and payable on the Maturity Date.

(b) Buyer shall make monthly payments of (i) $1,750,000 of principal and interest to the Members (in accordance with their respective Pro Rata Shares) on the first Business Day of each calendar month, commencing on the first Business Day of the calendar month following the one-month anniversary of the Closing Date and ending after twelve $1,750,000 monthly payments shall have been made, and (ii) $750,000 of principal and interest to the Members (in accordance with their respective Pro Rata Shares) on the first Business Day of each calendar month commencing on the first Business Day of the calendar month following the last monthly payment made pursuant to clause (i) and ending at the Maturity Date, which, in each case, shall be applied first to accrued and unpaid Interest on this Promissory Note and second, if the amount exceeds the amount of all such accrued and unpaid Interest, to the payment of principal of this Promissory Note.

(c) Buyer may voluntarily prepay in cash the principal in whole or in part without penalty, premium or additional Interest, together with accrued and unpaid interest on the portion of principal so prepaid. For the avoidance of doubt, any prepayment made by Buyer will be paid to each of the Members in accordance with their respective Pro Rata Shares.

3. Representations and Warranties.

(a) No contravention. The execution, delivery and performance by the Buyer of this Promissory Note, have been duly authorized by all necessary corporate organizational action, and do not and will not:

(i)	contravene the terms of the Buyer’s certificate of formation or limited liability company operating agreement;

(ii)

conflict with or result in any breach or contravention of any document evidencing any contract or agreement of the Buyer that the breach of which by the Buyer would reasonably be expected to have a material adverse effect.

(b) Binding Effect. This Promissory Note constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceedings in equity or at law.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Promissory Note:

(a) Failure to Pay. Buyer shall fail to pay when due any principal or Interest payment on the due date hereunder; provided, that (i) Cannabist shall provide written notice to Buyer of any alleged failure to pay by Buyer and (ii) Buyer shall have ten Business Days after receipt of such written notice from Cannabist to make such payment prior to an Event of Default being deemed to have occurred; provided, however, that such Buyer grace period in the foregoing proviso shall not apply to the payment of principal and Interest due on the Maturity Date.

(b) Voluntary Bankruptcy or Insolvency Proceedings. Buyer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Buyer or of all or substantially all of the assets of Buyer, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Buyer or the debts of Buyer under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 Business Days of commencement.

5. Remedies. Upon the occurrence or existence of any Event of Default described in Section 4(a) and at any time thereafter during the continuance of such Event of Default, Cannabist may, by written notice to Buyer declare all outstanding amounts payable by Buyer hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding amounts payable by Buyer hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Cannabist may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. No failure or delay on the part of Cannabist in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other rights, powers or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6. Successors and Assigns. Subject to the restrictions on transfer described in Section 8, the rights and obligations of Buyer and the Members shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties hereto.

7. Waiver and Amendment. Any provision of this Promissory Note may be amended, waived or modified only upon the written consent of Buyer and Cannabist; provided, that the amount of principal due hereunder shall be adjusted in accordance with Section 2.4 of the Purchase Agreement.

8. Assignment. This Promissory Note may not be transferred or assigned (including by operation of law), in whole or in part, by any of the parties hereto without the prior written consent of, in the case of any Member or Cannabist, Buyer, unless an Event of Default has occurred and is continuing, and in the case of Buyer, Cannabist; provided, that any of the parties may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Promissory Note to (a) one or more of its Affiliates or (b) in the case of Buyer, any purchaser of all or substantially all of Buyer, whether by merger, asset purchase, equity purchase or otherwise.

9. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be provided according to the terms of the Purchase Agreement.

10. Member Representative. Each of the Members hereby acknowledges and agrees that Cannabist shall serve as such Member’s representative and attorney-in-fact to act on behalf of such Member with respect to this Promissory Note and to take any and all actions and make any decisions required or permitted to be taken by Cannabist pursuant to this Promissory Note. The provisions of Section 9.12 of the Purchase Agreement are hereby incorporated herein as if set forth herein mutatis mutandis.

11. Offset. Each of the Members acknowledge and agree that the amount of any payments to be made by Buyer pursuant to this Promissory Note may be reduced in accordance with Section 6.4(e) of the Purchase Agreement.

12. Governing Law. This Promissory Note and all actions arising out of or in connection with this Promissory Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(Remainder of Page Intentionally Left Blank)

Buyer has caused this Promissory Note to be issued as of the date first written above.

BUYER:

VERANO HOLDINGS, LLC

By:	/s/ George Archos
Name:	George Archos
Title:	Chief Executive Officer

Accepted and agreed to by the Members and Cannabist:

MEMBERS:

/s/ Adam Goers
Adam Goers
Pro Rata Share: 4.0%

/s/ David Hallock
David Hallock
Pro Rata Share: 1.0%

/s/ Calvin Butts
Calvin Butts
Pro Rata Share: 0.25%

/s/ David Creecy
David Creecy
Pro Rata Share: 0.25%

/s/ Basil Gooden
Basil Gooden
Pro Rata Share: 0.25%

/s/ Marissa Levine
Marissa Levine
Pro Rata Share: 0.50%

/s/ Tim Musselman
Tim Musselman
Pro Rata Share: 0.25%

/s/ Terron Sims
Terron Sims
Pro Rata Share: 0.25%

/s/ Lisa Smith
Lisa Smith
Pro Rata Share: 0.25%

/s/ John Boland
John Boland
Pro Rata Share: 0.25%

CC VA HOLDCO LLC

By:	/s/ David Hart
Name:	David Hart
Title:	President
Pro Rate Share: 92.75%

CANNABIST:

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Hart
Name:	David Hart
Title:	President